Exhibit 99.1

NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
           800-874-6251 or 801-568-7000

DYNATRONICS ANNOUNCES COMPLETION OF $4,025,000 PRIVATE PLACEMENT LED BY PRETTYBROOK PARTNERS

Use of Proceeds to Promote Organic Growth and Support Strategic Acquisitions

COTTONWOOD HEIGHTS, UT (July 1, 2015) - Dynatronics Corporation (the “Company”) (NASDAQ: DYNT), a manufacturer and marketer of rehabilitation and physical therapy products, announced today that it has completed its $4,025,000 private placement financing led by affiliates of Prettybrook Partners LLC (collectively, “Prettybrook”), a strategic private equity investor focused on the healthcare industry. The financing provides Dynatronics with additional capital to promote organic growth and pursue potential strategic acquisitions.

“We enthusiastically welcome our new investors from Prettybrook and their affiliates,” said Kelvyn Cullimore Jr., Dynatronics’ chairman and CEO. “Dynatronics’ shareholders represented at the meeting showed their strong support of this transaction in its recent shareholder meeting, casting 83 percent of their votes in favor of the deal.

“With the notable backgrounds of Dr. Stuart Essig and Erin Enright from Prettybrook, we’re convinced they are the right partners to help us make transformative improvements that will benefit the company and its shareholders,” Cullimore continued. “Dr. Essig’s background as the chairman and former CEO of Integra LifeSciences Holdings Corporation (NASDAQ: IART), the executive chairman of Breg Inc., a privately held orthopedic bracing company, managing partner of Prettybrook Partners, LLC, and a member of the board of directors of St. Jude Medical (NYSE: SJM), Seaspine Holdings Corporation (NASDAQ:SPNE) and Owens & Minor (NYSE: OMI), provides tremendous expertise and leadership in the healthcare field. In addition, his work as a past managing director in the mergers and acquisitions group at Goldman, Sachs & Co. will prove invaluable as we become better known on Wall Street.

“Ms. Enright has held numerous positions in the healthcare industry over her career,” added Cullimore. “She currently serves as CEO of Lee Medical, a privately held medical device company as well as managing partner of Prettybrook Partners, LLC.  Previously, she served as CFO of InfuSystem Holdings Inc. (NYSE Market: INFU), and is a former board member of Biolase, Inc. (NASDAQ: BIOL). In addition, she was a managing director in the equity capital markets group at Citibank, where she worked for over a decade.”

According to Dr. Essig, “Working with Kelvyn and his talented team will provide an exciting opportunity to transform Dynatronics into a platform for growth, both organically and through tactical and carefully-planned acquisitions. Together, we plan to capitalize on important healthcare trends to accelerate the Company’s growth. The process of evaluating potentially interesting add-on opportunities has already begun and will accelerate over the coming months.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as exclusive placement agent in connection with the offering. FMV Capital Markets acted as a financial advisor to Dynatronics in connection with this offering.

The transaction is structured as a sale of approximately 1.6 million shares of Series A 8% Convertible Preferred Stock and common stock purchase warrants to purchase approximately 2.4 million shares of common stock. Each share of preferred stock is convertible into one share of the Company’s common stock and will accrue an 8% cash or common equity dividend, compounded annually. The warrants have an exercise price of $2.75 and a term of six years. Additionally, the Company has agreed to register the sale of the shares of common stock underlying the conversion of the preferred stock and exercise of the warrants.

About Dynatronics

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.